SIGNET GROUP PLC

RULES
of the
SIGNET GROUP
2005 LONG-TERM INCENTIVE PLAN

(Adopted by the Company on 14 December 2005)

Herbert Smith
Exchange House
Primrose Street
London EC2A 2HS
Tel: 0171 374-8000
Fax: 0171 496-0043
Ref: 30837809/2281
Draft: 14 December 2005

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RULES OF THE SIGNET GROUP PLC

2005 LONG-TERM INCENTIVE PLAN

1.	DEFINITIONS

1.1	In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below:

“Annual Remuneration”

The annual rate of the Participant’s basic salary (exclusive of bonuses, commissions, benefits in kind and Awards made, paid, vested or exercised under the Plan) from all Participating Companies, as at a date selected by the Remuneration Committee but within the period of 30 days prior to the Release Date.

	“Appropriate Period”	The relevant period during which a Share Award may be exercised (or conditionally exercised) under Rules 6.1 to 6.5 inclusive.

“Award”

A contingent right to receive cash (in the form of a Cash Award) and/or a contingent right to be granted an option to acquire Shares (in the form of a Share Award) under the Plan, which is either subsisting or is proposed to be granted.

	“Award Value”	The value of the Award which vests comprising any Share Award and/or any Cash Award.

	“Board”	The board of directors for the time being of the Company or a duly authorised committee thereof other than the Remuneration Committee

“Cash Award”	That percentage of an Award specified as such under Rule 2.5.2 which has vested pursuant to Rule 4.2 and in respect of which a cash amount is payable pursuant to Rule 4.3.

“the Company”	Signet Group plc (registered no. 477692).

“Control”	The meaning given by Section 840 of the Taxes Act.

“Daily Official List”	The Daily Official List published by the London Stock Exchange.

“Date of Grant”	The date on which an Award is granted.

“Dealing Day”	Any day on which the main market of the London Stock Exchange is open for the transaction of business.

“Eligible Employee”	Any person who at the Date of Grant is an employee of a Participating Company.

“Employees’ Share Scheme”	The meaning given by Section 743 of the Companies Act 1985.

“Executive Share Plan”	A share incentive plan in which individual participation is at the discretion of the Board.

“Exercise”	In relation to a Share Award, exercise in the manner set out in Rule 7 and references to “Exercised” shall be construed accordingly.

“Financial Year”	Any period for which the Company makes up its statutory accounts.

“Grant Period”	The period of 42 days commencing on any of the following:

	(A)	the day on which the Plan is adopted by the Company;

	(B)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding Financial Year, half-year or other period;

	(C)	any day on which the Remuneration Committee resolves that exceptional circumstances exist which justify the grant of Awards; or

	(D)	any day on which any change to the legislation affecting unapproved share option plans or long term incentive plans is proposed or made.

“Group Member”

A Participating Company or a body corporate which is (within the meaning of Section 736 of the Companies Act 1985) the Company’s holding company or any other body corporate nominated by the Board for this purpose which is not under the control of any single person, but is under the control of two or more persons, one of whom being the Company or the Company’s holding company and in relation to which the Company or, as the case may be, the Company’s holding company, is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights.

“Listed”	In relation to a Share: means included in the Official List of the United Kingdom Listing Authority (even if suspended therefrom).

“Listing Rules”	The listing rules made by the United Kingdom Listing Authority, as amended from time to time.

“London Stock Exchange”	the London Stock Exchange plc.

“Market Value”	In relation to a Share on any day:

(A)

if and so long as the Shares are admitted to trading on the main market of the London Stock Exchange, its middle market quotation (as derived from the Daily Official List) on the Dealing Day immediately preceding that day (or such other day as the Remuneration Committee may determine);

	(B)	if the Shares are not admitted to trading as in (A) above, its market value as determined by the Board.

“Maximum Percentage”	The percentage of a Participant’s Annual Remuneration which will apply in determining the Award Value at the Release Date, as determined by the Remuneration Committee pursuant to Rule 2.4.

“Participant”	Any Eligible Employee to whom an Award or Share Award has been granted which has not lapsed, or (where the context so admits) the personal representative of any such person.

“Participating Company”	(A)	The Company;

	(B)	Any other company which is under the Control of the Company, is a Subsidiary of the Company and which has not been expressly designated by the Board as not being a Participating Company; and

	(C)	a Group Member which has not been expressly designated by the Board as not being a Participating Company.

“PAYE Liability”	The amount of all taxes and/or social security contributions which a Participating Company, other

Group Member or any other person (other than the Participant) (hereafter referred to as the “Relevant Payer”) would be required to account for to the Inland Revenue or other taxation or social security authority in respect of an Award, a Share Award or a Cash Award to the extent the same may lawfully be recovered from a Participant.

“Performance Conditions”	The conditions which apply to determine the extent to which an Award vests, imposed pursuant to Rule 2.2.

“Performance Period”	For each Award, a period of at least three consecutive Financial Years as determined by the Remuneration Committee at the Date of Grant.

“Plan”	The Signet Group plc 2005 Long-Term Incentive Plan in its present form or as from time to time amended in accordance with the provisions hereof.

“Release Date”	The date on which the Remuneration Committee notifies a Participant pursuant to Rule 4.2 of whether and, if so, the extent to which an Award has vested in accordance with the Performance Conditions.

“Remuneration Committee”	The remuneration committee of the Board.

“Retirement”	Retirement on or after the Participant’s normal retirement date under his contract of employment (or such other date as the Remuneration Committee may determine).

“Share”	A fully paid ordinary share in the capital of the Company.

“Share Award”	An option to subscribe for Shares granted pursuant to Rule 4.4.

“Subsidiary”	The meaning given by Section 736 of the Companies Act 1985.

“Taxes Act”	The Income and Corporation Taxes Act 1988.

1.2	Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act.

1.3	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4

Reference in the rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules mutatis mutandis as if they were an Act of Parliament.

1.5	The headings in the rules of the Plan are for the sake of convenience only and should be ignored when construing the rules.

2.	GRANT OF AWARDS

2.1

The Remuneration Committee may grant Awards to Eligible Employees at its absolute discretion. If and so long as the Shares are Listed, the Remuneration Committee may only grant Awards during a Grant Period.

2.2

The Remuneration Committee shall at the Date of Grant specify the Performance Period applicable to the Award and the Performance Conditions to which the vesting of an Award is subject, as determined by the Remuneration Committee.

2.3

The grant of an Award shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the United Kingdom Listing Authority, London Stock Exchange and any other securities exchange on which the Shares are traded.

2.4	The Remuneration Committee must specify the Maximum Percentage which will apply to determine the maximum value of any Award at the Release Date.

2.5

As soon as practicable after grant, the Remuneration Committee shall issue to each Participant a certificate in respect of the Award in such form as the Remuneration Committee may from time to time prescribe. Such certificate must be sealed or executed as a deed and must state:

	2.5.1	the Maximum Percentage which will apply to determine the maximum value of the Award;

	2.5.2	the proportion of the Award Value as at the Release Date which will be received as a Cash Award and the balance of the Award Value as at the Release Date which will be received as a Share Award;

	2.5.3	the Performance Conditions;

	2.5.4	the Performance Period;

	2.5.5	the Date of Grant; and

	2.5.6	the date on which a Share Award will lapse pursuant to Rule 5.6.1.

2.6	No payment shall be required from a Participant on the grant of an Award.

2.7

Subject to the rights of the Participant’s personal representatives pursuant to Rules 5.3 and 5.4, every Award shall be personal to the Participant to whom it is granted and shall not be transferable or in any way alienable.

2.8

A Participant may surrender his Award in whole or part within the period of 30 days immediately following the Date of Grant and if an Award or any part of an Award is so surrendered, it shall be deemed for all purposes not to have been granted.

3.	NUMBER OF SHARES IN RESPECT OF WHICH AWARDS MAY BE GRANTED

3.1	The provisions of this Rule 3 will apply only if and so long as the Shares are Listed.

3.2

The number of Shares which may be subscribed under the Plan on any day under a Share Award shall not, when added to the aggregate of the number of Shares which have been allocated in the previous ten years under the Plan and under any other Employees’ Share Scheme adopted by the Company or any Subsidiary, exceed such number as represents ten per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.3

The number of Shares which may be subscribed under the Plan on any day under a Share Award shall not when added to the aggregate of the number of Shares which have been allocated in the previous ten years under the Plan and under any other Executive Share Plan adopted by the Company or any Subsidiary, exceed such number as represents five per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.4	In determining the above limits:

	3.4.1	any Shares issued to the trustees of any employee trust for the purpose of satisfying Share Awards or any other award over Shares shall be included; and

	3.4.2	no account shall be taken of any Shares where the right to subscribe for such Shares was released or surrendered or lapsed without being exercised, including pursuant to Rule 2.8 above.

3.5

References in this Rule to the “allocation” of Shares shall mean, in the case of any share option plan, the placing of unissued shares under option or the issue of such shares to the trustees of any employee trust for the purpose of satisfying such options and, in relation to other types of Employees’ Share Schemes, shall mean the issue and allotment of shares, provided if, at any time, it is not certain whether unissued shares are to be placed under option, it should be assumed that any Shares to be placed under option will be unissued.

4.	THE END OF THE PERFORMANCE PERIOD

4.1	At the end of the Performance Period in respect of an Award the Remuneration Committee shall, as soon as practicable, determine the extent to which the Performance Conditions have been satisfied.

4.2

The Remuneration Committee shall then (and within no later than 60 days of the Auditors’ signing of the annual accounts in respect of the last Financial Year of the Performance Period) notify each Participant in writing of whether and, if so, the extent to which the Performance Conditions have been satisfied and the extent to which an Award has vested including its Award Value. The date of such notification shall be the Release Date.

4.3

Subject to Rules 5.1 and 5.3,the Remuneration Committee shall procure that any Cash Award is paid to each Participant within 30 days of the Release Date. Any such payment shall be made after deducting any PAYE Liability due.

4.4

Subject to Rules 4.6, 5.1 and 5.3, the Remuneration Committee shall as soon as possible procure the grant of a Share Award, such grant to be evidenced by the issue of a certificate in respect of such Share Award (in a form to be determined by the Remuneration Committee). The number of Shares subject to such Share Award shall be calculated as follows:

Where:

	N =	SA
MV

	N =	the number of Shares subject to a Share Award

	MV =	the Market Value of a Share at the Date of Grant

	S A =	the value as at the Release Date of any Share Award which has vested.

4.5

If a Participant’s remuneration comprises either wholly or in part payments in a currency other than pounds sterling (“foreign currency”), for the purpose of calculating “N” in Rule 4.4 above, that foreign currency shall be converted into pounds sterling at the mid-market spot rate for that currency at the close of business published by the Financial Times on the Award Date, or if this is not a Dealing Day, the mid-market spot rate for that currency at the close of business published in the Financial Times on the next preceding Dealing Day.

4.6

If at the time that the Remuneration Committee is required to procure the grant of a Share Award under Rule 4.4, such grant would be prohibited by virtue of any restrictions on a directors’ dealings imposed by the “Model Code on Directors’ Dealings in Securities included in the Listing Rules or any similar code adopted by the Company, such grant shall be made within ten Dealing Days of the time when such restrictions have ceased to apply.

5.	RIGHTS OF EXERCISE AND LAPSE OF AWARDS

5.1

Subject to Rules 5.3, 5.4 and Rule 6, an Award shall only vest and become payable at the Release Date if, the Participant is a director or employee of a Group Member at the end of the relevant Performance Period, provided that, if a Participant is a director or employee of a Group Member at the end of the relevant Performance Period but ceases to be such prior to the Release Date he shall in respect of any Cash Award or Share Award due in respect of the relevant Performance Period be treated as if such cessation occurred after the Release Date.

5.2

Subject to the provisions of Rules 5.3 to 5.7 and Rule 6, a Participant (or, as the case may be, his personal representatives) may exercise a Share Award at any time on or following the date it is granted pursuant to Rule 4.4.

5.3

If a Participant ceases to be a director or employee of a Group Member before the end of the Performance Period, rights under an Award held by him shall lapse on the date of cessation, unless the Participant ceases to be a director or employee of a Group Member by reason of:-

	5.3.1	death;

	5.3.2	injury;

	5.3.3	disability;

	5.3.4	redundancy;

	5.3.5	Retirement;

	5.3.6	his employing company or the company with which he holds office ceasing to be a Group Member;

	5.3.7	the transfer of the undertaking in which he is employed to a person other than a Group Member; or

	5.3.8	any other reason in the discretion of the Remuneration Committee in which case, at the discretion of the Remuneration Committee, an Award may vest on the Release Date in accordance with Rule 4 to the extent that (i) the Remuneration Committee is satisfied that the Performance Conditions have been fulfilled; and (ii)

there is a reduction pro rata the period from the Date of Grant to the date of such cessation bears to the relevant Performance Period. If any Share Award is made to such a Participant in accordance with this Rule 5.3, such Share Award must be exercised within a period of (i) three years from the Release Date where cessation is on account of Retirement or disability; and (ii) within a period of 12 months from the Release Date in any other circumstances, unless in exceptional circumstances the Remuneration Committee determines that a longer period, not exceeding three years from the Release Date or until the date of lapse under Rule 5.5 if earlier, should apply.

5.4	If, following the Release Date:-

	5.4.1	a Participant ceases to be a director or employee of a Group Member for any reason whatsoever; and

	5.4.2	at that date if a Share Award remains to be granted or a Cash Award is unpaid or a Share Award, or any part of a Share Award, remains capable of exercise,

the Participant, or his personal representatives, as the case may be, shall be entitled to exercise such Share Award within a period of (i) three years from the date of cessation where cessation is on account of Retirement or disability; and (ii) within a period of 12 months from the date of cessation in any other circumstances, unless in exceptional circumstances the Remuneration Committee determines that a longer period, not exceeding three years from the date of cessation or until the date of lapse under Rule 5.5 if earlier, should apply.

5.5	Awards and Share Awards shall lapse upon the occurrence of the earliest of the following events:

	5.5.1	the day before the fifth anniversary of the Date of Grant (or such later anniversary not exceeding the tenth anniversary as the Remuneration Committee may determine at the Date of Grant);

	5.5.2	the expiry of any of the periods specified in Rules 5.3 or 5.4 or determined by the Remuneration Committee, in its discretion, to apply;

	5.5.3	the expiry of any of the periods specified in Rules 6.1, 6.3, 6.4 and 6.5 save where a Share Award is released in consideration of the grant of a New Share

Award (during one of the periods specified in Rules 6.1, 6.3 or 6.4) pursuant to Rule 6.6;

5.5.4

subject to Rules 5.3 and 5.4 the Participant ceasing to hold an office or employment with a Group Member in any circumstances other than where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 6 (in which case, an Award shall not lapse unless a Share Award is released in consideration of the grant of a New Share Award during an Appropriate Period pursuant to Rule 6.6);

	5.5.5	subject to Rule 6.5, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company; and

5.5.6

the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything the doing or omission to do which causes him to be so deprived or being declared bankrupt (or suffering or undergoing any equivalent process in any jurisdiction other than England and Wales)

5.6

If a Participant, while continuing to hold an office or employment with a Group Member, is transferred to work in another country and as a result of that transfer the Remuneration Committee considers in the light of advice obtained by it that the Participant will either:

5.6.1

become subject to income tax on his remuneration in the country to which he is transferred such that he will suffer any additional tax disadvantage upon the vesting of his Award or being granted or exercising his Share Award or receiving a payment pursuant to a Cash Award; or

5.6.2

become subject to restrictions on his ability to exercise his Share Award or to deal in the Shares that may be acquired upon the exercise of that Share Award by reason of, or in consequence of, the securities laws or exchange control laws of the country to which he is transferred.

the Remuneration Committee may determine that the Award has vested to the extent that (i) the Remuneration Committee is satisfied that the Performance Conditions have been fulfilled and (ii) there is a reduction pro rata the period from the Date of

Grant to the date which is three months prior to such transfer bears to the relevant Performance Period. The Participant may exercise his Share Award and receive a cash payment pursuant to a Cash Award, in the period commencing three months before and ending three months after the transfer has taken place.

5.7

If and so long as the Shares are Listed no Award or Share Award may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with the “Model Code on Directors’ Dealings in Securities” included in the Listing Rules.

6.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

6.1	Subject to Rules 6.3 and 6.5 below, if any person obtains Control of the Company as a result of making, either:

6.1.1

a general offer to acquire the whole of the issued ordinary share capital of the Company (other than the ordinary share capital held by the person making the offer or those acting in concert with him for the purposes of the City Code on Take-overs and Mergers) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

	6.1.2	a general offer to acquire all the shares in the Company which are of the same class as the Shares,

a proportion of an Award shall vest and become payable pursuant to Rule 4 to the extent that (i) the Remuneration Committee is satisfied that the Performance Conditions have been fulfilled and; (ii) there is a reduction pro-rata the period from the Date of Grant to the date of such change in Control bears to the relevant Performance Period. Any Share Award may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

6.2

For the purpose of Rule 6.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him (for the purposes of the City Code on Take-overs and Mergers) have together obtained Control of it.

6.3	If any person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 an Award shall vest and become payable pursuant to Rule

4 to the extent that (i) the Remuneration Committee is satisfied that the Performance Conditions have been fulfilled and (ii) there is a reduction pro-rata the period from the Date of Grant to the date on which any person becomes so bound or entitled bears to the relevant Performance Period. Any Share Award may be exercised within 21 days of the commencement of the period during which that person remains so bound or entitled.

6.4

Subject to Rule 6.5 below, if under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies or a scheme or arrangement as a result of which another body corporate will obtain Control of the Company, the Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise, arrangement or scheme. The Award shall vest and become payable pursuant to Rule 4 to the extent that (i) the Remuneration Committee is satisfied that the Performance Conditions have been fulfilled and (ii) there is a reduction pro-rata the period from the Date of Grant to the date on which the Court declares such sanction. Any Share Award may be exercised during the period of six months from the date on which the Court sanctions the compromise, arrangement or scheme.

6.5

Rules 6.1 and 6.4 shall not apply where the purpose and effect of the change of control or the compromise or arrangement is a reconstruction whereby the Company becomes a subsidiary of another company, such other company having substantially the same shareholders and approximate shareholdings as those of the Company immediately prior to the change of control or compromise or arrangement taking effect.

6.6

If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants. A proportion of an Award shall vest and become payable pursuant to Rule 4 to the extent that (i) the Remuneration Committee is satisfied that the Performance Conditions have been fulfilled and; (ii) there is a reduction pro-rata period from the Date of Grant to the date of such notice. A Share Award may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die. Any such vesting of an Award and exercise of a Share Award pursuant to this Rule shall be conditional upon the said resolution being duly passed. If such resolution is duly passed all Share Awards shall, to the extent that they have not been exercised, lapse immediately.

6.7

If Share Awards become exercisable pursuant to any of Rules 6.1, 6.3 or 6.4 above and the person obtaining or deemed to obtain Control or becoming entitled or bound to acquire Shares is a body corporate, any Participant may at any time within the Appropriate Period, by agreement with the relevant person, release any Share Award which has not lapsed (“the Old Share Award”) in consideration of the grant to him of an Award (“the New Share Award”) which is equivalent to the Old Share Award but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company) provided always that, where Share Awards are conditionally exercisable under Rule 6.7 above, such release and grant shall he made subject to the same conditions and so as to become effective on satisfaction of the conditions which are (or would be) applicable to exercise.

6.8	The New Share Award shall be regarded for the purposes of Rule 6.7 as equivalent to the Old Share Award so that the provisions of the Plan shall for this purpose be construed as if:

	6.8.1	the New Share Award were an award granted under the Plan at the same time as the Old Share Award;

6.8.2

except for the purpose of the definition of “Participating Company” in Rule 1 and the reference to “the Company” in Rule 11.2, the reference to Signet Group plc in the definition of “the Company” in Rule 1 were a reference to the different company mentioned in Rule 6.7; and

	6.8.3	unless the Remuneration Committee determines otherwise, the Performance Conditions have been satisfied.

7.	MANNER OF EXERCISE OF SHARE AWARDS

7.1	Subject to Rule 5.6, a Share Award may be Exercised in whole or in part.

7.2

A Share Award may be exercised in whole or in part by the delivery to the Company Secretary of a Share Award certificate covering at least all the Shares over which the Share Award is then to be Exercised, with the notice of Exercise in such form as specified by the Remuneration Committee duly completed and signed by the Participant (or by his duly authorised agent). Nothing shall be payable for the Exercise of the Award.

7.3	In the event that any PAYE Liability becomes due on the exercise of a Share Award; unless

	7.3.1	the Relevant Payer is able to deduct an amount equal to the whole of the PAYE Liability from the Participant’s net pay for the relevant pay period; or

	7.3.2	the Participant has paid to the Relevant Payer an amount equal to the PAYE Liability; or

	7.3.3	the Board determines otherwise

the Participant will be deemed to have given irrevocable instructions to the Company’s brokers (or any other person acceptable to the Company) for the sale of sufficient Shares issued on the exercise of the Share Award to realise an amount equal to the PAYE Liability, and the payment of the amount of the PAYE Liability to the Relevant Payer; or

7.4

The effective date of exercise shall be of the date of delivery of the notice of Exercise referred to in Rule 7.2. For the purposes of this Plan a notice of exercise shall be deemed to be delivered when it is received by the Company.

8.	ISSUE OR TRANSFER OF SHARES

8.1

The Board shall issue or procure the transfer of any Shares to be issued or transferred to a Participant (or his nominee) pursuant to the Exercise of a Share Award within 30 days following the date of effective exercise of the Share Award.

8.2

The issue or transfer of any Shares under the Plan shall be subject to obtaining the approval or consent of any body or persons referred to what is required in respect of such transfer in Rule 2.3 above.

8.3

Shares issued pursuant to the Plan to the Participant shall rank pari passu in all respects with the existing issued Shares save as respects to any rights attaching by reference to a record date preceding the effective date of Exercise.

9.	ADJUSTMENTS

9.1

The number of Shares over which a Share Award is granted (and where a Share Award has been Exercised but no Shares have been issued or transferred to the Participant pursuant to such Exercise, the number of Shares which may be so issued or transferred) shall be adjusted in such manner as the Board shall determine following any demerger, capitalisation issue, any offer or invitation made by way of rights or otherwise, subdivision, consolidation, reduction or other variation in the share capital of the Company.

9.2

The Board may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 9 and to call in, cancel, endorse, issue or reissue any certificate consequent upon such adjustment.

10.	ADMINISTRATION

10.1

Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received (subject to Rule 7.4 above) 72 hours after it was put into the post properly addressed and stamped.

10.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

10.3

In the case of partial Exercise of a Share Award, the Board may in consequence call in, endorse, cancel and reissue, as it considers appropriate, any certificate for the balance of the Shares over which the Share Award may be Exercised.

10.4	If any certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

10.5	The Board shall procure that sufficient Shares are available for issue or transfer to satisfy all Awards under which Shares may be subscribed.

10.6

The Plan shall be administered by the Remuneration Committee. The Remuneration Committee shall have full authority, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Remuneration Committee shall be final and binding on all parties.

11.	ALTERATIONS

11.1	Subject to Rules 11.2, 11.4 and 11.7, the Remuneration Committee may at any time alter or add to all or any of the provisions of the Plan in any respect.

11.2

Subject to Rule 11.3, if and so long as the Shares are Listed, no alteration or addition to the advantage of Participants shall be made under Rule 11.1 to such of the provisions of the Plan as relate to any of the following:

	11.2.1	the persons who may be granted an Award;

	11.2.2	the limitations on the number or amount of securities, cash or other benefits under an Award;

	11.2.3	the maximum entitlement of any one Participant;

	11.2.4	the basis for determining a participant’s entitlement to an Award and any adjustment of the number of Shares or cash subject to an Award;

	11.2.5	the rights attaching to Shares subject to an Award; and

	11.2.6	the terms of this Rule 11;

without the prior approval by ordinary resolution of the members of the Company in general meeting.

11.3

Rule 11.2 shall not apply to any minor alteration or addition which is to benefit the administration of the Plan, or is necessary or desirable in order to take account of any change in legislation in any relevant jurisdiction or to obtain or maintain favourable taxation, exchange control or regulatory treatment in any relevant jurisdiction for the Company, or any Subsidiary of the Company or any Participant.

11.4	No alteration or addition shall be made under Rule 11.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

	11.4.1	with the consent in writing of at least 75 per cent of the Participants, or

	11.4.2	by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants,

and for the purpose of this Rule 11.4 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply mutatis mutandis.

11.5

Notwithstanding any other provision of the Plan other than Rules 11.1 and 11.7 the Board may, in respect of Awards granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Awards and Share Awards as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Awards granted to such Eligible Employees are not overall more favourable than the terms of Awards and Share Awards granted to other Eligible Employees.

11.6	As soon as reasonably practicable after any alteration or addition is made under Rules 11.1, 11.2 or 11.5, the Board shall give written notice thereof to any Participant materially affected thereby.

11.7	No alteration shall be made to the Plan if following the alteration the Plan would cease to be an Employees’ Share Scheme.

12.	LEGAL ENTITLEMENT

12.1

Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment, nor will it affect the right of any Group Member to terminate the employment of any person wrongfully or otherwise without liability at any time with or without cause, nor will it impose upon the Board (or if so delegated, the Remuneration Committee) or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

	12.1.1	the lapsing of any Award pursuant to the Plan;

	12.1.2	the failure or refusal to exercise any discretion under the Plan; and/or

	12.1.3	a Participant ceasing to be a person who has left employment or ceases to hold office with any Group Member for any reason whatever.

12.2	Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

12.3

Any person who ceases to have the status or relationship of an employee with any Group Member as a result of the termination of his employment for any reason wrongful or otherwise and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss of alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

12.4

The benefit of this Rule 12 is given to the Company for itself and as trustee and agent of each Group Member. To the extent that this Rule benefits any company which is not a party to the Plan, the benefit shall be held on trust and as agent by the Company for such company and the Company may, at its discretion, assign the benefit of this Rule 12 to any such company.

13.	GENERAL

13.1

The Plan shall terminate on 14 December 2015 or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

13.2

Any Subsidiary of the Company may provide money to any other person to enable them or him to subscribe for Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent and permitted by Section 153 (and, where applicable, Section 154) of the Companies Act 1985. Nothing in the Plan shall be deemed to give any employee of any Participating Company any right to participate in the Plan.

13.3	These Rules shall be governed by and construed in accordance with the laws of England.